Exhibit 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp. Reports First Quarter 2014 Results

–Ninth Consecutive Quarter of Positive Net Adds

–Total Subscribers increased 4% to 468,000 from 2013

–Retail Revenue up 5% to $81.4 million from 2013

WAYNESBORO, Va. – May 7, 2014 – NTELOS Holdings Corp. (the “Company,” NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” announced today operating and financial results for its first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

•	Operating revenues increased 2% to $122.1 million for the first quarter 2014, compared to $119.3 million for the first quarter 2013;

•	Retail revenues, which include subscriber and equipment revenues, increased 5% to $81.4 million for the first quarter 2014, compared to $77.6 million for the first quarter 2013;

•	Wholesale and other revenues, derived primarily from the Company’s Strategic Network Alliance with Sprint, were $40.7 million for the first quarter 2014, compared to $41.8 million for the first quarter 2013; and

•	Adjusted EBITDA was $33.9 million for the first quarter 2014, compared to $37.4 million for the first quarter 2013.

“The competitive atmosphere in the wireless industry showed no signs of tempering in the first quarter of 2014,” said James A. Hyde, CEO of NTELOS Holdings Corp. “Against this challenging backdrop, nTelos has successfully adapted, positioning nControl as a compelling alternative to the restrictive plans offered by the national carriers. Our strategic shift to a shared plan offering, along with our focus on providing more freedom and flexibility, helped nTelos post our ninth consecutive quarter of positive subscriber growth. Based on the initial success of nControl, we plan to aggressively introduce additional features and options that will further enhance the offering.”

Subscriber Highlights

Total Subscribers

•	Total subscribers were 468,000 as of March 31, 2014, compared to 451,000 for the same period of 2013;

•	Total subscriber gross additions for the first quarter 2014 were 45,400, compared to 48,500 for the same period of 2013; and

•	Total net subscriber additions for the first quarter 2014 were 3,400, compared to 11,400 for the same period of 2013.

Postpay Subscribers

•	Postpay subscriber gross additions for the first quarter 2014 were 20,200, compared to 20,200 for the first quarter 2013 and 28,700 for the fourth quarter 2013;

•	Net postpay subscriber additions were 300 for the first quarter 2014, compared to 3,300 for the first quarter 2013 and 8,900 for the fourth quarter 2013;

•	Postpay churn for the first quarter 2014 was 2.2%, compared to 1.9% for the first quarter 2013;

•	ARPA increased 5% to $137.47 for the first quarter 2014, compared to $130.69 for the same period in 2013; and

•	As of March 31, 2014, total postpay subscribers were 306,800.

Prepay Subscribers

•	Prepay subscriber gross additions for the first quarter 2014 were 25,200, compared to 28,300 for the first quarter 2013 and 22,100 for the fourth quarter 2013;

•	Net prepay subscriber additions (losses) were 3,100 for the first quarter 2014, compared to 8,100 for the first quarter 2013 and (1,400) for the fourth quarter 2013;

•	Prepay churn for the first quarter 2014 was 4.6%, compared to 4.6% for the first quarter 2013; and

•	As of March 31, 2014, total prepay subscribers were 161,200.

Mr. Hyde concluded, “The wireless environment remains very dynamic. In addition to launching new features that should further enhance our nControl plans, we will also continue to deploy LTE throughout our footprint to ensure all customers get the best possible network experience and access to high speed mobile broadband services. We believe our focus on execution will allow us to drive value for all of our key stakeholders.”

Net Income

Net income after net income attributable to noncontrolling interests was $1.3 million, or $0.06 per diluted share, for the first quarter 2014, compared to $5.5 million, or $0.25 per diluted share, for the first quarter 2013.

Declaration of Dividend

On May 1, 2014, the Company’s Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.42 per share to be paid on July 11, 2014 to stockholders of record on June 13, 2014.

Business Outlook

For the year ending December 31, 2014, the Company reiterates its full year 2014 Adjusted EBITDA guidance of between $140.0 million and $150.0 million and full year 2014 capital expenditures guidance of between $85.0 million and $95.0 million.

Conference Call

The Company will host a conference call with investors and analysts to discuss its first quarter 2014 results this morning, May 7, 2014, at 10:00 a.m. ET. To participate, please dial 1-888-317-6016, 1-855-669-9657 in Canada and 1-412-317-6016 for international, approximately 10 minutes before the scheduled start of the call. The conference call and accompanying presentation will also be accessible live on the Investor Relations section of the Company’s website at http://ir.ntelos.com.

An archive of the conference call will be available online at http://ir.ntelos.com beginning approximately one hour after the call. A replay will also be available via telephone by dialing 1-877-344-7529, 1-855-669-9858 in Canada or 1-412-317-0088 internationally and entering access code 10045052 beginning approximately one hour after the call and continuing until May 22, 2014.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on sale of assets and derivatives, net income attributable to noncontrolling interests, other expenses/income, equity-based compensation charges, separation charges, secondary offering costs, net loss from discontinued operations and acquisition related charges.

ARPA, or average monthly revenue per account, is computed by dividing service revenues per period by the average number of accounts during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to produce shareholder value, provide liquidity for future growth and continue to fund dividends. ARPA provides management with useful information concerning the appeal of the Company’s rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

Adjusted EBITDA and ARPA are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 468,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company’s licensed territories have a total population of approximately 8.0 million residents, of which its wireless network covers approximately 6.0 million residents. The Company is also the exclusive wholesale provider of network services to Sprint Nextel in the western Virginia and West Virginia portions of its territories for all Sprint CDMA wireless customers.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. There are important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. We advise the reader to review in detail the cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Income

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA

•	Key Metrics

•	ARPA Reconciliation – Postpay

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)
(In thousands)	March 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash	$121,038	$88,441
Restricted cash	2,167	2,167
Accounts receivable, net	36,545	37,740
Inventories and supplies	15,663	23,962
Deferred income taxes	9,751	10,650
Prepaid expenses and other current assets	21,513	20,808

	206,677	183,768

Securities and Investments	1,499	1,499

Property, Plant and Equipment, net	322,331	319,376

Intangible Assets
Goodwill	63,700	63,700
Radio spectrum licenses	131,834	131,834
Customer relationships and trademarks, net	6,232	6,985

Deferred Charges and Other Assets	11,628	9,089

Total Assets	$743,901	$716,251

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$5,824	$5,410
Accounts payable	29,816	33,677
Dividends payable	9,096	9,034
Accrued expenses and other current liabilities	30,821	31,389

	75,557	79,510

Long-Term Debt	523,036	484,956

Other Long-Term Liabilities	107,614	107,992

Equity	37,694	43,793

Total Liabilities and Equity	$743,901	$716,251

NTELOS Holdings Corp.

Condensed Consolidated Statements of Income

	Three Months Ended
	(Unaudited)
(In thousands, except per share amounts)	March 31, 2014	March 31, 2013
Operating Revenues	$122,082	$119,345

Operating Expenses

Cost of sales and services	47,324	44,535
Customer operations	34,091	30,954
Corporate operations	9,737	7,904
Depreciation and amortization	19,067	18,456

	110,219	101,849

Operating Income	11,863	17,496

Other Expense
Interest expense	(7,959)	(7,361)
Other expense, net	(1,072)	(369)

	(9,031)	(7,730)

Income (Loss) before Income Taxes	2,832	9,766
Income Taxes	1,110	3,744

Net Income (Loss)	1,722	6,022

Net Income Attributable to Noncontrolling Interests	(436)	(529)

Net Income (Loss) Attributable to NTELOS Holdings Corp.	$1,286	$5,493

Earnings per Share Attributable to NTELOS Holdings Corp.:
Basic	$0.06	$0.26

Weighted average shares outstanding - basic	21,081	20,960

Diluted	$0.06	$0.25

Weighted average shares outstanding - diluted	22,024	21,550

Cash Dividends Declared per Share - Common Stock	$0.42	$0.42

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA

	Three Months Ended
(In thousands)	March 31, 2014	March 31, 2013
Net income attributable to NTELOS Holdings Corp.	$1,286	$5,493
Net income attributable to noncontrolling interests	436	529

Net income	$1,722	$6,022
Interest expense	7,959	7,361
Income taxes	1,110	3,744
Other expense, net	1,072	369

Operating income	$11,863	$17,496
Depreciation and amortization	19,067	18,456
Accretion of asset retirement obligations	315	143
Equity-based compensation	1,311	1,321
Other [1]	1,367	—

Adjusted EBITDA	$33,923	$37,416

[1]	2014 includes $1.4 million charge related to certain employee separation expenses.

See Form 8-K filed with the SEC on March 18, 2014 for additional information.

NTELOS Holdings Corp.

Key Metrics

Quarter Ended:	3/31/2013	6/30/2013	9/30/2013	12/31/2013	3/31/2014
Subscribers
Beginning Subscribers	439,600	451,000	454,800	457,100	464,600
Postpay	297,400	299,700	298,700	298,000	306,700
Prepay	142,200	151,300	156,100	159,100	157,900

Gross Additions	48,500	40,100	44,500	50,800	45,400
Postpay	20,200	16,300	20,000	28,700	20,200
Prepay	28,300	23,800	24,500	22,100	25,200

Disconnections	37,100	36,300	42,200	43,300	42,000
Postpay	16,900	16,100	19,600	19,800	19,900
Prepay	20,200	20,200	22,600	23,500	22,100

Net Additions (Losses)	11,400	3,800	2,300	7,500	3,400
Postpay	3,300	200	400	8,900	300
Prepay	8,100	3,600	1,900	(1,400)	3,100

Ending Subscribers	451,000	454,800	457,100	464,600	468,000
Postpay	299,700	298,700	298,000	306,700	306,800
Prepay	151,300	156,100	159,100	157,900	161,200

Churn, net	2.8%	2.7%	3.1%	3.1%	3.0%
Postpay	1.9%	1.8%	2.2%	2.2%	2.2%
Prepay	4.6%	4.4%	4.8%	4.9%	4.6%

Other Items

ARPA STATISTICS
ARPA	$130.69	$133.34	$136.90	$136.88	$137.47
Postpay Accounts ¹	143,300	141,400	140,200	141,200	138,400
Postpay Subscribers per Account ¹	2.1	2.1	2.1	2.2	2.2

Licensed Population (millions)	7.9	7.9	7.9	8.0	8.0

Covered Population (millions)	6.0	6.0	6.0	6.0	6.0

Total Cell Sites	1,431	1,432	1,434	1,444	1,444

SNA Revenues (000’s)	$40,152	$39,607	$48,644	$39,326	$39,284

¹	End of Period

NTELOS Holdings Corp.

ARPA Reconciliation - Postpay

Average Monthly Revenue per Account (ARPA) ¹

	Three Months Ended
	March 31, 2014	March 31, 2013
(In thousands, except for accounts and ARPA)
Operating revenues	$122,082	$119,345
Less: prepay service revenues	(16,960)	(15,684)
Less: equipment revenues	(7,491)	(6,638)
Less: wholesale and other adjustments	(40,018)	(40,918)

Postpay service revenues	$57,613	$56,105
Average number of postpay accounts	139,700	143,100

Postpay ARPA	$137.47	$130.69

¹	Average monthly revenue per account (ARPA) is computed by dividing postpay service revenues per period by the average number of postpay accounts during that period. ARPA as defined may not be similar to ARPA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s consolidated statements of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPA in order to determine their effectiveness. ARPA provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high-value customers.